Exhibit 1.01

Conflict Minerals Report

This Conflict Minerals Report (the “Report”) has been prepared pursuant to Rule 13p-1 (the “Conflict Minerals Rule”) under the Securities Exchange Act of 1934 (the “Exchange Act”) for the reporting period from January 1, 2016 to December 31, 2016. In this Report, “Standard Motor Products,” “we,” “us,” “our” and the “Company” refer to Standard Motor Products, Inc. and its consolidated subsidiaries.

Company Overview

We are a leading independent manufacturer and distributor of replacement parts for motor vehicles in the automotive aftermarket industry with a complementary focus on the heavy duty, industrial equipment and original equipment service markets. We are organized into two major operating segments, each of which focuses on specific lines of replacement parts. Our Engine Management Segment manufactures and remanufactures ignition and emission parts, ignition wires, battery cables, fuel system parts and sensors for vehicle systems. Our Temperature Control Segment manufactures and remanufactures air conditioning compressors, air conditioning and heating parts, engine cooling system parts, power window accessories and windshield washer system parts. In each segment – Engine Management and Temperature Control – we source materials, component parts and finished goods through a complex supply chain, in which we are many tiers downstream from the smelters and refiners of minerals in our supply chain. Parts that we distribute but do not manufacture or contract to be manufactured are outside of the scope of this Report.

Conflict Minerals Policy

In February 2013, we endorsed a policy against the use of columbite-tantalite (coltan), cassiterite, gold, wolframite, tantalum, tin and tungsten (collectively, “Conflict Minerals”) that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or any adjoining country (collectively, the “Conflict Region”). Our policy is publicly available at www.smpcorp.com under “Investor Relations—Governance Documents—Conflict Minerals Policy Statement.”

Due Diligence Process

We have developed risk-based due diligence measures that are designed to conform, in all material respects, with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the related Supplements on Tin, Tantalum, Tungsten and Gold.

Our Management Systems.

In January 2013, we established a steering committee to manage our Conflict Minerals compliance program. The committee is comprised of subject matter experts from relevant departments within our organization, including members from upper management within legal, finance and procurement. The committee is primarily responsible for overseeing and conducting our country of origin inquiry and due diligence on the source and chain of custody of Conflict Minerals in our supply chain, and reporting the results of our due diligence efforts to the Senior Vice President General Counsel of the Company. The Senior Vice President General Counsel periodically briefs other executive level management and the Board of Directors of the Company on the results of these efforts, and our reporting obligations under the Conflict Minerals Rule.

On an annual basis, we perform a scoping exercise that is designed to identify all of our direct suppliers of products that could potentially contain Conflict Minerals (our “in-scope suppliers”). We then make good faith efforts to obtain from our in-scope suppliers information regarding the usage, origination and sourcing of Conflict Minerals in our supply chain using the Conflict Minerals Reporting Template (“CMRT”), developed by the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative.

To facilitate the solicitation, receipt and review of information from our in-scope suppliers, we utilize third-party software, which we believe has improved our ability to engage with these suppliers. We also seek to educate our in-scope suppliers on our Conflict Minerals Policy Statement and our reporting obligations under the Conflict Minerals Rule through formal and informal communications. In addition, we currently provide our in-scope suppliers with free access to additional compliance tools, including web-based training courses and information relating to best practices for Conflict Minerals compliance and the Conflict Minerals Rule.  We also refer our in-scope suppliers to various external sources of information, such as the Conflict-Free Sourcing Initiative’s (“CFSI”) website, currently available at www.conflictfreesourcing.org. Furthermore, as we enter into new, long-term supply agreements with all of our direct suppliers, we make good faith efforts to incorporate terms that obligate our direct suppliers to provide information in sufficient detail to enable us to comply with all of our and our customers’ due diligence and disclosure requirements under the Conflict Minerals Rule.

We maintain the dedicated e-mail address “conflictminerals@smpcorp.com” for all communications relating to our Conflict Minerals compliance program. We have also established several reporting channels for our employees, customers and suppliers, and any other interested persons, to report any actions that they perceive to be unlawful, unethical or in violation of our policies, including our Conflict Minerals Policy Statement. For additional details on these reporting channels, please refer to the section captioned “Reporting Concerns” in our Code of Ethics, available at www.smpcorp.com under “Investor Relations—Governance Documents—Code of Ethics.”

How We Identify and Assess Risk in Our Supply Chain.

As a result of the breadth of our product coverage and the complexity of our parts, and the corresponding size and depth of our supply chain, it is difficult to identify parties who are upstream from our direct suppliers. We therefore rely on our in-scope suppliers to report timely, accurate and complete information regarding the source and chain of custody of Conflict Minerals contained in the products supplied to us. Our in-scope suppliers are similarly reliant on information provided by their suppliers. Based on the responses that we receive from our in-scope suppliers, we seek to identify the smelters and refiners in our supply chain that were reported to have processed Conflict Minerals that were sourced from the Conflict Region. We then make good faith efforts to verify whether those smelters and refiners have been certified as compliant with the CFSI’s Conflict-Free Smelter Program (“CFSP”) or an equivalent third-party audit program.

Where we are unable to identify these smelters and refiners, and verify that they are certified as compliant with the CFSP or an equivalent third-party audit program, we consider certain criteria to assess risks relating to the Conflict Minerals that were reported to have been in our supply chain, including:

•	the timeliness, accuracy and completeness of the reporting supplier’s responses to our follow-up inquiries;

•	whether the reporting supplier provides information on a company-, divisional- or part-level basis;

•	any information that is known to us concerning the material composition of the products that were sourced from the reporting supplier; and

•	the quantities and types of products that were sourced from the reporting supplier.

Our Strategy to Respond to Identified Risks.

We implement a tiered approach to managing identified risks relating to Conflict Minerals in our supply chain. Our approach is based upon our assessment of those risks, taking into account, among other things, the criteria described immediately above under the sub-heading “How We Identify and Assess Risk in Our Supply Chain.” We believe that our internal reporting channels, whereby the Conflict Minerals steering committee reports to the Senior Vice President General Counsel, who then reports to other executive level management and the Board of Directors of the Company, ensures that we implement reasonable and appropriate measures to mitigate the identified risks.

Independent Third-Party Audits of Supply Chain Due Diligence.

We do not have a direct relationship with smelters and refiners of Conflict Minerals. Accordingly, we do not perform or direct audits of these facilities.  We support audits conducted by the CFSI and anticipate continuing to leverage the information made available through the CFSP and any equivalent third-party audit programs.

Our Report on Supply Chain Due Diligence.

Our Conflict Minerals Policy Statement and this Report are publicly available at www.smpcorp.com under “Investor Relations—Governance Documents—Conflict Minerals Policy Statement” and “—Conflict Minerals Report,” respectively.

Due Diligence Results

We have determined that, with respect to each of our segments – Engine Management and Temperature Control, Conflict Minerals are necessary to the functionality or production of products that were manufactured or contracted to be manufactured by the Company during the 2016 calendar year. Accordingly, we conducted in good faith a reasonable country of origin inquiry and due diligence on the source and chain of custody of those Conflict Minerals to determine whether they originated in the Conflict Region, or were from recycled or scrap sources.

Through the application of our scoping criteria, our efforts focused on in-scope suppliers representing approximately 52% of our total procurement activities (by dollar value). We received responses from approximately 85% (by dollar value) of these in-scope suppliers. We reviewed all of the responses we received, and engaged in further follow-up communications with any in-scope supplier who provided untimely, incomplete or inconsistent responses.

Based on the information that we received from our in-scope suppliers, we identified 363 smelters and refiners as having potentially processed Conflict Minerals contained in products that we manufactured or contracted to be manufactured. However, most of our in-scope suppliers were unable to provide information relating solely to our procurement activities. For example, these suppliers commonly provided general information on a company- or divisional-level basis, which we believe resulted in the inclusion of smelters and refiners that are not actually in our supply chain. Furthermore, we have reason to believe that these smelters and refiners do not represent all of the smelters and refiners in our supply chain that may have processed Conflict Minerals. A large number of our in-scope suppliers reported that they were unable to obtain responses from all of their suppliers, or were unable to obtain timely or reasonably accurate and complete information regarding the identity of smelters and refiners in their supply chain. We also determined that certain information reported to us could not reasonably be relied upon, as it appeared to be incomplete, inconsistent or unverifiable.

We believe that at least 97 of the 363 smelters and refiners reported to the Company may have processed Conflict Minerals that were sourced from the Conflict Region. These smelters and refiners are listed on Appendix I of this Report. Of these 97 smelters and refiners, 92 are certified by CFSI as compliant with the CFSP.

After exercising the due diligence measures described in this Report, we do not have sufficient information to determine the countries of origin of the Conflict Minerals contained in products that we manufactured or contracted to be manufactured. Our efforts to determine the mine or location of origin of those Conflict Minerals consisted of performing the due diligence measures described in this Report.

In accordance with applicable guidance issued by the Securities and Exchange Commission staff, we have not obtained an independent private sector audit of this Report.

Actions to Mitigate Risk

We will continue to work with our direct suppliers to obtain from them more timely, accurate and complete information regarding the identity of smelters and refiners of Conflict Minerals reported to be in our supply chain. To the extent that we are able to influence the sourcing decisions of our direct suppliers, we intend to encourage these suppliers to source Conflict Minerals from smelters and refiners that have been certified as compliant with the CFSP or an equivalent third-party audit program.

As we enter into new, long-term supply agreements with these direct suppliers, we will continue to incorporate terms that obligate our direct suppliers to provide information in sufficient detail to enable us to comply with all of our and our customers’ due diligence and disclosure requirements under the Conflict Minerals Rule. We will also continue to work with our direct suppliers to educate them on our Conflict Minerals Policy Statement and our reporting obligations under the Conflict Minerals Rule.

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APPENDIX I

Conflict Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Elemetal Refining, LLC	United States of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Nihon Material Co., Ltd.	Japan
Gold	PAMP S.A.	Switzerland
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Samduck Precious Metals	Republic of Korea
Gold	Universal Precious Metals Refining Zambia	Zambia
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	H.C. Starck Tantalum and Niobium GmbH Goslar	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Hi-Temp Specialty Metals, Inc.	United States of America
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	KEMET Blue Powder	United States of America
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China

Conflict Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tantalum	NPM Silmet AS	Estonia
Tantalum	Power Resources Ltd.	Macedonia
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	China
Tin	Alpha	United States of America
Tin	China Tin Group Co., Ltd.	China
Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV United Smelting	Indonesia
Tin	EM Vinto	Bolivia
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallo-Chimique N.V.	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Operaciones Metalurgical S.A.	Bolivia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Inti Stania Prima	Indonesia
Tin	PT Justindo	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Thaisarco	Thailand
Tin	VQB Mineral and Trading Group JSC	Vietnam

Conflict Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tungsten	A.L.M.T. Tungsten Corp.	Japan
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China